EXHIBIT 8.1

Cadwalader, Wickersham & Taft LLP New York London Charlotte Washington Beijing One World Financial Center, New York, NY 10281 Tel +1 212 504 6000 Fax +1 212 504 6666 www.cadwalader.com
November [•], 2009
Cosi, Inc.
1751 Lake Cook Road
6th Floor
Deerfield, Illinois 60015

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Così, Inc. (“Così”), a Delaware corporation, in connection with the distribution of rights to subscribe for new shares of Così common stock (the “Rights”) as discussed in the registration statement on Form S-3 (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”).
     We have reviewed the Registration Statement and such other documents and representations as we have deemed necessary or appropriate to enable us to render the opinion set forth below, and have assumed, with your permission, that all such facts and other information concerning the Rights offering were initially and are currently true, correct and complete and will continue to be true, correct and complete through the closing of the Rights offering and that the transactions contemplated by the Registration Statement will be consummated in accordance therewith and as described therein (and that no transaction or condition described therein and affecting this opinion will be waived or modified in any respect). Our opinion assumes and is expressly conditioned on, among other things, the accuracy and completeness of the facts and other information set forth in the documents and representations referred to above. We have also made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below.
     Our opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, rulings and decisions thereunder, and such other authorities as we have considered relevant, each as in effect on the date hereof, and may be affected by amendments to the Code or the Treasury regulations thereunder or by subsequent judicial or administrative interpretation thereof, any of which may have retroactive effect. There can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court. We express no opinions other than as to the federal income tax law of the United States of America. This opinion does not address any state, local or foreign tax consequences that may result from the transactions contemplated by the Registration Statement.
     Based on and subject to the foregoing, we confirm that the description under the heading “Material U.S. Federal Income Tax Consequences” in the Registration Statement is our opinion as to the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the Rights and the receipt, ownership and sale of common shares received upon an exercise of Rights.
     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to our firm therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the SEC.
     This opinion is limited to the matters expressly stated herein and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. This opinion is rendered only as of the date hereof, and we expressly disclaim any obligation to update or modify this opinion as a consequence of any future changes in applicable laws or the facts bearing upon this opinion or the impact of any information or document relied upon herein that becomes incorrect or untrue, any of which could affect our conclusions.
Very truly yours,